EXHIBIT 4.2

ENCANA CORPORATION DIVIDEND REINVESTMENT PLAN April 21, 2008

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IMPORTANT NOTICE

As a holder of common shares of EnCana Corporation, you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan.

If you are a holder of common shares of EnCana Corporation and resident of the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") on ?, 2008. The Registration Statement and our U.S. filings are electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.

ENCANA CORPORATION

Dividend Reinvestment Plan

1.	Purpose

The Plan (as defined herein) permits holders of Common Shares (as defined herein) to automatically reinvest all cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation (as defined herein), be issued from the treasury of the Corporation or purchased by the Plan Agent (as defined herein) in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified herein.

2.	Definitions

Unless the context otherwise requires, capitalized terms used in this Plan have the following definitions:

"Average Market Price" has, as the context dictates, the meaning set out in Section 5.6 or 5.7;

"beneficial owner" means a beneficial owner of Common Shares that are registered in the name of CDS, DTC or a broker, investment dealer, financial institution or other nominee;

"Business Day" means any day on which the Plan Agent's offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, civic or statutory holiday in the Province of Alberta;

“CDS” refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable;

“CDS Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service who hold Common Shares registered in the name of CDS on behalf of beneficial owners of Common Shares, and who are acting on behalf of such beneficial owners hereunder;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation" means EnCana Corporation;

"Dividend Payment Date" means a date on which cash dividends are paid on Common Shares;

"Dividend Record Date" means a record date for the payment of cash dividends on Common Shares;

“DTC” means The Depository Trust Company, which acts as nominee for certain United States brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable;

“DTC Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service who hold Common Shares registered in the name of DTC on behalf of beneficial owners of Common Shares who are acting on behalf of such beneficial owners hereunder;

"Enrollment Form" has the meaning set out in Section 3.2;

"Market Purchase" has the meaning set out in Section 5.5;

"Market Purchase Shares" means Plan Shares acquired by the Plan Agent pursuant to a Market Purchase;

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees (other than CDS or DTC) who hold Common Shares registered in their own names on behalf of beneficial owners of Common Shares and who are acting on behalf of such beneficial owners hereunder;

“Participants” means registered Shareholders who, on the applicable Dividend Record Date, have all or any portion of their Common Shares enrolled in the Plan; provided, however, that CDS, DTC and Nominees, as the case may be, shall be Participants only to the extent that CDS, DTC or the Nominees, respectively, have enrolled in the Plan on behalf of beneficial owners of Common Shares;

"Plan" means this EnCana Corporation Dividend Reinvestment Plan, as may be amended or supplemented from time to time;

"Plan Agent" means CIBC Mellon Trust Company, or such other agent as may be appointed by the Corporation from time to time to administer the Plan;

"Plan Shares" has the meaning set out in Section 5.1;

"Shareholder" means a holder of Common Shares;

"trading day" means a day on which not less than 500 Common Shares were traded on the Toronto Stock Exchange or New York Stock Exchange, as applicable;

"Treasury Purchase" has the meaning set out in Section 5.5; and

"Treasury Purchase Shares" means Plan Shares acquired by the Plan Agent pursuant to a Treasury Purchase.

3.	Participation in the Plan
3.1	Eligibility

Subject to the provisions of this Part 3, all registered and beneficial owners of Common Shares who are residents in Canada, in the United States and any other jurisdiction where the Common Shares are qualified for sale can participate in the Plan. The Common Shares are registered under the United States Securities Exchange Act of 1934 and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada and the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder's jurisdiction of residence.

3.2	Enrollment – Registered Shareholders

Registered Shareholders (other than CDS or DTC) may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in Section 10, a duly completed and executed enrollment form in the form provided by the Corporation and the Plan Agent for this purpose (the "Enrollment Form"). Registered Shareholders may obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in Section 10 or by following the instructions provided on the Corporation's website at www.encana.com. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the Participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the Participant’s account under the Plan, in Plan Shares in accordance with the Plan.

An Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date in order to take effect on the Dividend Payment Date to which such Dividend Record Date relates. If an Enrollment Form is received by the Plan Agent from a registered Shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next following and subsequent Dividend Payment Dates. Instructions from CDS or DTC must be received by the Plan Agent within one (1) day after the applicable Dividend Record Date.

3.3	Enrollment – Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a Nominee that delivers a completed and executed Enrollment Form to the Plan Agent, via facsimile or by mail in the manner provided for in Section 10, or, if applicable, as a CDS Participant or a DTC Participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS Participant or a DTC Participant in respect of Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS Participant or DTC Participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that Dividend Record Date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following Dividend Payment Date. CDS Participants and DTC Participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

3.4	Continued Enrollment

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant's enrollment is terminated by the Participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS or DTC, as applicable, as Shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the Participant's Enrollment Form. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

3.5	Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations.

3.6	Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation.

Plan Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners' Common Shares in the Plan on their behalf or whether the nominee's policies might result in any costs otherwise becoming payable by such beneficial owners.

4.	The Plan Agent
4.1	Administration of the Plan

CIBC Mellon Trust Company has been appointed to administer the Plan on behalf of the Corporation and the Participants pursuant to an agreement between the Corporation and the Plan Agent. If CIBC Mellon Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and Participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. See Section 9.5.

4.2	Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to Participants in respect of such dealings.

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Plan Shares purchased under the Plan.

4.3	Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

4.4	Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

5.	Purchase of Common Shares Under the Plan
5.1	Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the "Plan Shares") by way of a Treasury Purchase or a Market Purchase (each, as defined herein), or a combination of both, in each case in the manner specified below, on behalf of Participants.

5.2	Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each Participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a Participant or its legal representative will be entitled to receive a cheque in payment of the value of any fractional Common Shares remaining in the Participant’s account. Upon such payment being sent to the Participant or its legal representative, the Participant's fractional Common Shares will be deemed to be cancelled.

5.3	Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable Dividend Payment Date or such other date or dates as soon as practicable thereafter.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation's treasury on the applicable Dividend Payment Date.

5.4	Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the Participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS Participants or DTC Participants respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each Participant's account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each Participant to Plan Shares pursuant to the Plan.

5.5	Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a "Treasury Purchase") or be Common Shares acquired on the open market through the facilities of the Toronto Stock Exchange (in respect of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of Participants resident in the United States) (in each instance, a "Market Purchase") or a combination of both.

5.6	Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares purchased by the Plan Agent on behalf of the Participants on the Toronto Stock Exchange and/or New York Stock Exchange, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the "Average Market Price").

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

5.7	Price of Treasury Purchase Shares

The price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price of the Common Shares traded on the Toronto Stock Exchange (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in the United States) during the last five trading days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the "Average Market Price").

6.	Withdrawal and Disposition of Plan Shares
6.1	Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares upon written request to the Plan Agent, deliverable via facsimile or by mail in the manner provided for in Section 10, at any time. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Participant pursuant to Section 8.2 following receipt of such request. If a notice of withdrawal is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the requested withdrawal will not be processed until after the Dividend Payment Date to which that Dividend Record Date relates. On the withdrawal becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan which have been withdrawn.

6.2	Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, pledge hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in Section 6.1 prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

6.3	Plan Shares Remaining in Plan

If a Participant withdraws less than all of their Plan Shares, the participation of the Participant in the Plan will continue.

7.	Termination of Enrollment
7.1	Termination by Participant

Participants may terminate their participation in the Plan by written notice to the Plan Agent, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in Section 10, at any time. On the termination becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan and a cheque in payment of the value of any fractional Common Shares remaining in the Participant’s account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of Participants resident in the United States) on the trading day prior to the date of termination.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant's account will not be closed, and the Participant's enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.2	Death of a Participant

An individual Participant's participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of the Participant's death, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in Section 10, from the Participant's duly appointed legal representative. On the termination becoming effective, the Participant's account will be closed and the Plan Agent will, in accordance with Section 8.1, issue a certificate representing all whole Common Shares held for the Participant's account under the Plan together with a cheque in payment of the value of any fractional Common Shares remaining in the Participant’s account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of Participants resident in the United States) on the trading day prior to the date of termination. The certificate and cheque will be issued in the name of the deceased Participant.

If a notice of a Participant's death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record

Date, the Participant's account will not be closed, and the Participant's enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.3	Termination by the Corporation

On a Participant's participation in the Plan being terminated by the Corporation in the circumstances described above under Section 3.5, the Plan Agent will send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan and a cheque in payment of the value of any fractional Common Shares remaining in the Participant’s account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of Participants resident in the United States) on the trading day prior to the date of termination.

8.	Administration
8.1	Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each Participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account provided under Section 8.2.

Certificates for Plan Shares will only be issued to Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Physical certificates will only be issued in the name of the applicable Participant and will be issued within three weeks of the relevant event, or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

8.2	Statements of Account

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable Average Market Price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant’s continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

8.3	Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in this Plan or required by law;
(b)	in respect of the prices at which Plan Shares are purchased on behalf of Participants under this Plan or the timing of purchases made under this Plan;
(c)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;
(d)	in respect of the involuntary termination of a shareholder's enrollment in the Plan in the circumstances described herein;
(e)	in respect of any failure to terminate an individual Participant's enrollment in the Plan upon such Participant's death before receipt of actual notice of death; or
(f)	in respect of income taxes or other liabilities payable by any Participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under this Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from this Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any shareholder of an invalid request.

9.	Miscellaneous
9.1	Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a Participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant, or its duly appointed proxy, given on a form to be furnished to the Participant. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a Participant’s account under the Plan.

9.2	Subdivisions and Consolidations

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each Participant maintained under the Plan according to the number of Common Shares held for the account of that Participant prior to the effective time of the subdivision, consolidation or similar change.

9.3	Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to each Participant a certificate for whole Common Shares held for the Participant’s accounts under the Plan and a cheque for the value of any remaining fractional Common Shares in such Participant’s account by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of Participants resident in the United States) on the trading day prior to the date of termination. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend Payment Date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to Participants in the ordinary manner.

9.4	Assignment

A holder of Common Shares may not assign the holder's right to participate in the Plan.

9.5	Rules

The Corporation may make rules and regulations to facilitate the administration of this Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in this Plan, the communication of information concerning this Plan to the Participants and any other aspects of this Plan.

9.6	Governing Law
This Plan will be governed by and construed in accordance with the laws of the province of Alberta and the federal laws of Canada applicable therein.

10.	Notices and Correspondence

All notices or other documents required to be given to Participants under the Plan, including certificates for Common Shares and cheques, shall be mailed to Participants who are registered holders of Common Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:
	By telephone:	toll-free North America:	1-800-387-0825
		Toronto area:	(416) 643-5500

	By Fax:	(416) 643-5020

	By Mail:	CIBC Mellon Trust Company Attention: Dividend Reinvestment P.O. Box 7010 Adelaide Street Postal Station Toronto, ON M5C 2W9
	By Email:	inquiries@cibcmellon.com or by accessing the Plan Agent's secure investor inquiry form at http://www.cibcmellon.com/investorinquiry .
Notices to EnCana Corporation shall be sent to:
EnCana Corporation 1800, 855 - 2nd Street SW P.O. Box 2850 Calgary, AB T2P 2S5
	Attention:	Corporate Secretarial

	By telephone:	(403) 645-2000

	By Fax:	(403) 290-8145

11.	Effective Date

The effective date of this Plan is April 21, 2008.